                                                                     Exhibit 5.1
                                                                     -----------


                             Hughes & Luce, L.L.P.
                          1717 Main Street, Suite 2800
                              Dallas, Texas  75201


                               December 16, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth St., N.W.
Washington, D.C. 20549-1004


Ladies and Gentlemen:

     We have acted as special counsel to Talton Holdings, Inc., a Delaware corporation (the "Company"), AmeriTel Pay Phones, Inc., a Missouri corporation ("AmeriTel"), Talton Telecommunications, Inc., an Alabama corporation ("Talton Telecommunications"), Talton Telecommunications of Carolina, Inc., an Alabama corporation ("Talton of Carolina"), Talton STC, Inc., a Delaware corporation ("Talton STC"), and Talton Invision, Inc., a Delaware corporation ("Invision", and collectively with AmeriTel, Talton Telecommunications, Talton of Carolina, and Talton STC, the "Subsidiary Guarantors"), in connection with the Company's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Commission") on August 14, 1997 under the Securities Act of 1933, as amended, with respect to the exchange of an aggregate principal amount of up to $115 million of 11% Series B Senior Notes due 2007 of the Company (the "New Notes") for a like aggregate principal amount of the issued and outstanding 11% Senior Notes of the Company due 2007 (the "Old Notes").

     In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company and the Subsidiary Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

     Based on the foregoing, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued, and delivered in accordance with the Registration

December 16, 1997
Page 2


Rights Agreement dated as of June 26, 1997 among the Company, AmeriTel, Talton Telecommunications, Talton of Carolina, Talton STC, and CIBC Wood Gundy Securities Corp. and the Indenture dated as of June 26, 1997 among the Company, AmeriTel, Talton Telecommunications, Talton of Carolina, Talton STC, Invision, and U.S. Trust Company of Texas, N.A., as Trustee (the "Indenture"), against payment therefor, such New Notes will be legally issued and will constitute the valid and legally binding obligations of the Company.

     In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability of such New Notes. We have also assumed that the issuance and delivery of the New Notes will not violate any applicable law or will not result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Hughes & Luce, L.L.P.